Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Robert Batinovich, Chairman and CEO
Andrew Batinovich, President and COO
Stephen R. Saul, Executive Vice President and CFO
Phone: 650.343.9300 Fax: 650.343.7438
www.glenborough.com – shareholderservices@glenborough.com

GLENBOROUGH REPORTS FIRST QUARTER RESULTS

SAN MATEO, CALIFORNIA, April 29, 2003 — Glenborough Realty Trust Incorporated (NYSE: GLB, GLB PrA) reported its operating results for the first quarter ended March 31, 2003:

GAAP EARNINGS PER SHARE (EPS) was $5.8 million, or $0.21 per diluted common share, as compared with $5.8 million or $0.21 per share for the first quarter 2002.

FUNDS FROM OPERATIONS (FFO) was $18.3 million or $0.59 per diluted common share, $0.05 above consensus analyst estimates. In comparison, in the first quarter of 2002, FFO was $18.6 million or $0.61 per diluted common share.

ADJUSTED FUNDS FROM OPERATIONS (AFFO) was $11.3 million or $0.37 per diluted common share. In comparison, in the first quarter of 2002, AFFO was $14.0 million or $0.46 per diluted common share.

Andrew Batinovich, Glenborough’s President and Chief Operating Officer, said: “While quarterly earnings exceeded consensus analysts estimates, we note that $0.03 per share was attributable to lease termination fees, and we are maintaining our previously announced earnings guidance for the year. Similarly, while we are pleased to note that the portfolio produced net absorption of 61,000 square feet for the quarter, the best we have seen for some time, we believe it is too early to draw conclusions about a market turn-around.”

(MORE)

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com

GLENBOROUGH REALTY TRUST INCORPORATED

Portfolio Performance

For the quarter, overall same store net operating income declined by 11% as compared with the first quarter of 2002, with office declining by 10.6% and industrial by 12.9%. While same store revenue was down 2.4%, most of the NOI decline is attributable to higher than normal utility and snow removal costs associated with the harsh winter in the East, as well as higher property taxes. The Company expects within the next year to recoup a portion of those expenses in the form of tenant expense pass-throughs.

At quarter-end, overall occupancy was 88%, as compared with 92% one year ago and unchanged from last quarter, reflecting the leasing challenges prevailing in most markets nationwide. Office occupancy was 87%, as compared with 90% one year ago and unchanged from last quarter. Industrial occupancy was 90%, as compared with 96% one year ago and unchanged from last quarter.

During the quarter, the portfolio achieved net absorption of 61,000 square feet, and as a result incurred increased expenditures for tenant improvements and leasing commissions, which negatively impacted AFFO. The Company also expects positive net absorption in the second quarter.

As a result of sales and acquisitions, office properties increased to 84% of the portfolio, measured by relative net operating income, up from 75% one year ago. In addition, the Company’s seven core markets of Washington, D.C., Southern California, Northern New Jersey, Boston, Northern California, Denver and Chicago now account for 76% of the portfolio, also measured by relative net operating income, up from 72% one year ago.

The Company’s Quarterly Supplemental Information Report for the period ended March 31, 2003 provides further detail on property and sector operating performance. The report is available in the Shareholder Services section of the Company’s website at www.glenborough.com.

Balance Sheet and Operating Ratios

At quarter-end, Glenborough had $744.3 million of debt with a 46% ratio of debt to gross book value, as compared with a ratio of 45% at year-end 2002. Glenborough’s key operating ratios remain strong, with 3.7 times interest coverage and 2.4 times fixed charge coverage. Floating rate debt as a percentage of all debt declined to 35% from 37% at year-end 2002.

(MORE)

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com

GLENBOROUGH REALTY TRUST INCORPORATED

In the first quarter, the Company continued its repurchases of its common stock, repurchasing 138,700 shares at an average price of $16.53 per share. To date, 6.5 million shares of the common stock have been repurchased at an average price of $16.56 per share, against a total of 8.2 million shares as authorized by Glenborough’s Board of Directors.

Dividends

On March 14, 2003, the Board of Directors declared a dividend of $0.43 per share of common stock for the first quarter of 2003. This dividend, representing an annualized dividend of $1.72 per share, was paid on April 15, 2003 to stockholders of record on April 1, 2003. Additionally, the Board of Directors declared a dividend of $0.484375 per share on the Company’s 7.75% Series A Convertible Preferred Stock. This dividend was paid on April 15, 2003 to stockholders of record on March 25, 2003 and represented an annualized dividend of $1.9375 per share of Preferred Stock.

Acquisitions and Dispositions

As discussed in an earlier release, on January 30 the Company closed the acquisition of 1525 Wilson Boulevard, a multi-tenant office building located in Arlington, Virginia, for a purchase price of $71.25 million, or $234 per foot. This property is a 12-story office building containing 305,111 square feet, and a three-level underground parking garage. Constructed in 1987, the property is situated on “The Hill” within Rosslyn, one of the country’s strongest suburban office markets, and is 91% occupied at present. The property’s location across the Potomac River from Washington, D.C. provides convenient access to the Rosslyn Metrorail Station as well as close proximity to Interstate 66, Route 50, Washington, D.C. and Reagan National Airport. The purchase price was funded from the proceeds of a number of IRC 1031 tax-deferred exchange dispositions completed in the fourth quarter of 2002 and the first quarter of 2003.

Conference Call

Glenborough will host a conference call to discuss these matters on Tuesday, April 29, 2003 at 1:30 p.m. Eastern Time (10:30 a.m. Pacific Time). Interested parties can listen to the call by calling 1-800-289-0436 preferably 5-10 minutes before the scheduled time. In addition, a replay of the call will be available until Friday, May 2, 2003 at 5:00 p.m. Pacific Time at 1-888-203-1112, confirmation number 640387.

(MORE)

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com

GLENBOROUGH REALTY TRUST INCORPORATED

Glenborough is a self-administered and self-managed REIT with a portfolio of 67 primarily office properties as of March 31, 2003. The portfolio encompasses approximately 13 million square feet, concentrated in Washington D.C., Southern California, Northern New Jersey, Boston, Northern California, Denver and Chicago.

SUMMARY FINANCIAL DATA
(in thousands, except per share data)

	QUARTER ENDED

	MAR. 31 03	MAR. 31 02

Funds from operations (FFO)	$18,263	$18,630
Adjusted funds from operations (AFFO)	11,270	13,950
Net income before preferred dividends	10,654	10,691
Net income before preferred dividends, plus depreciation and amortization	24,947	23,088
Net income	5,780	5,800
Per diluted common share
Funds from operations (FFO)	$0.59	$0.61
Adjusted funds from operations (AFFO)	0.37	0.46
Net income plus depreciation	0.81	0.76
Net income	$0.21	$0.21
Dividends declared per common share outstanding	$0.43	$0.43
Payout ratios
Dividend payout ratio (FFO)	72.4%	70.5%
Dividend payout ratio (AFFO)	117.3%	94.1%

(MORE)

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com

GLENBOROUGH REALTY TRUST INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited; in thousands, except share and per share amounts)

	FOR THE THREE MONTHS ENDED

	MAR 31 03	MAR 31 02

REVENUE
Rental revenue	$46,840	$40,383
Fees and reimbursements from affiliates	806	1,041
Interest and other income	808	2,887
Equity in earnings of unconsolidated operating joint ventures	123	58

Total revenue	48,577	44,369
EXPENSES
Property operating expenses	16,050	12,113
General and administrative	3,786	3,217
Depreciation and amortization	13,473	10,631
Interest expense	9,237	8,174
Provision for impairment of real estate assets	2,272	—

Total expenses	44,818	34,135
Income before minority interest and discontinued operations	3,759	10,234
Minority interest	(613)	(651)

Income before discontinued operations	3,146	9,583
Discontinued operations	7,508	1,108

Net income	10,654	10,691
Preferred dividends	(4,891)	(4,891)
Discount on preferred stock repurchases	17	—

Net income available to Common Stockholders	$5,780	$5,800

Net income per diluted common share	$0.21	$0.21
OTHER DATA
Income before minority interest and discontinued operations	$3,759	$10,234
Depreciation and amortization	13,129	10,311
Preferred dividends	(4,891)	(4,891)
Provision for impairment of real estate assets	2,272	—
Income from discontinued operations	7,508	1,108
Deduct gain on sale from discontinued operations	(4,450)	—
Depreciation and amortization from discontinued operations	820	1,766
Adjustment to reflect FFO of unconsolidated operating JV’s	116	102

FFO	18,263	18,630
Amortization of deferred financing fees	803	484
Adjustment for FASB 13 rents	(1,590)	(772)
Adjustment for FASB 141	(329)	—
Capital reserve	(5,877)	(4,392)

AFFO	$11,270	$13,950

FFO per diluted common share	$0.59	$0.61
AFFO per diluted common share	$0.37	$0.46
Diluted weighted average common shares outstanding for calculation of FFO and AFFO	30,744,142	30,540,254

(MORE)

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com

GLENBOROUGH REALTY TRUST INCORPORATED

GLENBOROUGH REALTY TRUST INCORPORATED
CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands)

	MAR 31 03	DEC 31 02

ASSETS
Rental properties, gross	$1,391,575	$1,323,939
Accumulated depreciation	(181,353)	(171,701)

Rental properties, net	1,210,222	1,152,238
Properties held for sale (net of accumulated depreciation of $8,336 and $12,291 as of March 31, 2003 and December 31, 2002, respectively)	37,267	95,697
Investments in land and development	75,389	78,529
Investments in unconsolidated operating joint ventures	7,936	7,822
Mortgage loans receivable	42,548	41,813
Cash and cash equivalents	10,057	5,029
Other assets	50,410	52,735

Total assets	$1,433,829	$1,433,863

LIABILITIES
Mortgage loans	$668,253	$605,996
Unsecured bank line	56,796	76,204
Obligations associated with properties held for sale	19,592	56,705
Other liabilities	25,814	22,490

Total liabilities	770,455	761,395

MINORITY INTEREST	40,325	40,910
STOCKHOLDERS’ EQUITY
Common stock	28	28
Preferred stock	10	10
Additional paid-in capital	782,569	785,051
Deferred compensation	(3,696)	(3,897)
Distributions in excess of accumulated earnings	(155,862)	(149,634)

Total stockholders’ equity	623,049	631,558

Total liabilities and stockholders’ equity	$1,433,829	$1,433,863

(MORE)

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com

GLENBOROUGH REALTY TRUST INCORPORATED

WARNING: Certain statements in this press release are forward-looking statements within the meaning of the federal securities laws, including (i) the statement that the Company expects to recoup a portion of certain operating expenses in the form of tenant expense pass-throughs, (ii) the statement that the Company expects positive net absorption in the second quarter, and (iii) the statement that the Company is maintaining its previously announced earnings guidance for the year. Although Glenborough believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, Glenborough’s actual results could differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from Glenborough’s expectations include:

•	The failure of tenants to pay their contractually obligated share of operating expense increases;

•	The Company’s inability to enter into new leases with prospective tenants who have executed letters of intent;

•	The failure of new tenants who have executed leases to commence rental payments;

•	Lease terminations in excess of those expected by the Company;

•	Financing risks, such as increases in debt service requirements associated with variable-rate debt and Glenborough’s ability to consummate planned financings and refinancings on the terms and within the time frames anticipated;

•	Glenborough’s ability to timely lease unoccupied space, and timely re-lease occupied space upon expiration at rental rates equal to or higher than the rates of expiring leases;

•	Glenborough’s ability to generate revenues at expected levels from sources other than real estate operations;

•	Unanticipated increases in operating expenses;

•	Adverse changes in the general economy and/or in real estate conditions (including rental rates, competition from other properties and demand for new developments), or the failure of such conditions to improve, especially in the company’s core markets;

•	Adverse changes in the financial condition of existing tenants; and

•	Other risks detailed from time to time in Glenborough’s filings with the SEC.

Given these uncertainties, readers are cautioned not to place undue reliance on such statements.

#   #   #

400 South El Camino Real ■ San Mateo, California 94402-1708
www.glenborough.com